Exhibit 99.1

Pall Corporation Reports Second Quarter Results
PORT WASHINGTON, N.Y., February 27, 2013 -- Pall Corporation (NYSE:PLL) today reported financial results for the second quarter of fiscal year 2013 which ended on January 31, 2013.

Second Quarter and Six Months Continuing Operations Sales and Earnings Overview(1)
Second quarter sales were $662.5 million compared to $640.0 million last year, an increase of 3.5%. Sales in local currency (“LC”) were up 3.9% year over year. Diluted EPS were $0.70 in the quarter, compared to $0.63 last year. Pro forma diluted EPS(2) were $0.73 compared to $0.67 last year, an increase of 9.0%. Foreign currency translation negatively impacted second quarter EPS by $0.01.
For the six months, sales were flat year over year (+1.9% in LC). Diluted EPS were $1.48 in the six months, compared to $1.14 for the same period last year. Pro forma EPS were $1.41, a 6.0% increase compared to $1.33 a year earlier, including a negative impact of approximately $0.04 from foreign currency translation.
Larry Kingsley, Pall President and CEO, said, “Life Sciences continued to perform well, with all three markets achieving solid sales growth. BioPharmaceuticals in particular had a strong quarter. The Industrial segment continues to face the headwinds that we characterized last quarter. Some end markets are down year-over-year and others are flat. The exception in the segment is Aerospace, which grew double digits in the quarter.”
Life Sciences – Second Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	JAN. 31, 2013	JAN. 31, 2012	% CHANGE	% CHANGE IN LC
BioPharmaceuticals	$218,775	$201,647	8.5	9.0
Food & Beverage	56,948	53,366	6.7	7.6
Medical	53,459	44,218	20.9	21.4
Total Life Sciences segment	$329,182	$299,231	10.0	10.6

Gross profit	$192,136	$177,683
% of sales	58.4	59.4
Segment profit	$82,477	$78,088
% of sales	25.1	26.1
BioPharmaceuticals: Within BioPharmaceuticals, our Pharmaceuticals sales increased 11%. Consumables sales to Pharmaceuticals customers grew 14%. Continued strength in the biotech market, as well as a strong contribution from ForteBio, drove consumables sales growth. Systems sales were down 11%. Laboratory sales were down 6% overall, on weakness in the Americas and Europe.
Food and Beverage: Consumables sales were up 5%. This reflects strong consumables sales growth in the Americas, due in part to Latin America and accompanied by solid growth in Asia. Europe continued to be affected by lower beer and wine production levels. Overall systems sales grew about 20%, with contributions from all regions.
Medical: Medical grew on strong sales in the OEM market and blood media. Hospital Critical Care contributed solid growth as well.

Industrial – Second Quarter Highlights

(Dollar Amounts in Thousands and Discussion of Sales Changes are in Local Currency)

Sales:	JAN. 31, 2013	JAN. 31, 2012	% CHANGE	% CHANGE IN LC
Process Technologies	$200,435	$211,654	(5.3)	(5.1)
Aerospace	64,287	54,959	17.0	16.5
Microelectronics	68,551	74,203	(7.6)	(6.5)
Total Industrial segment	$333,273	$340,816	(2.2)	(1.9)

Gross profit	$149,827	$160,482
% of sales	45.0	47.1
Segment profit	$48,104	$48,129
% of sales	14.4	14.1
Process Technologies: Machinery & Equipment sales were down almost 8%. In-plant sales declined due to weak end-market demand in Europe and Asia, despite strength in the Americas. In addition, the heavy off-road equipment market was soft globally.
Sales in Fuels & Chemicals were flat as growth in the Americas and Asia was offset by a decline in Europe.
Power Generation sales decreased 1% on weakness in both capital spend in Europe and the wind turbine market in China.
Municipal Water sales declined 19% primarily on weakness in the Americas, as capital spending pressure and project delays impacted results.
Aerospace: Commercial Aerospace sales increased about 39%, on strength in all three regions. Fulfillment of past due backlog also contributed. Military Aerospace sales were flat year over year.
Microelectronics: The year over year result reflects continuing global weakness in semiconductor and data storage end markets.
Conclusion/Outlook
Kingsley concluded, “As we factor in first half performance and what we are hearing from our customers, our view is generally consistent with what we said last quarter. We still expect overall revenue for the full year to have flat-to-low single digit growth excluding FX, and full year pro forma EPS to be in the range of $2.95-$3.15(2).”
Conference Call
On Thursday, February 28, 2013, at 8:30 am ET, Pall Corporation will host a conference call to review these results. The call can be accessed at www.pall.com/investor. The webcast will be archived for 30 days.
About Pall Corporation
Pall Corporation (NYSE:PLL) is a filtration, separation and purification leader providing solutions to meet the critical fluid management needs of customers across the broad spectrum of life sciences and industry. Pall works with customers to advance health, safety and environmentally responsible technologies. The Company’s engineered products enable process and product innovation and minimize emissions and waste. Pall Corporation is an S&P 500 company serving customers worldwide. Pall has been named a “top green company” by Newsweek magazine. To see how Pall is helping enable a greener, safer, more sustainable future, follow us on Twitter @PallCorporation or visit www.pall.com/green.

Forward-Looking Statements

The matters discussed in this presentation contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Results for the second quarter of fiscal year 2013 are preliminary until the Company's Form 10-Q is filed with the Securities and Exchange Commission on or before March 12, 2013. Forward-looking statements are those that address activities, events or developments that the Company or management intends, expects, projects, believes or anticipates will or may occur in the future. All statements regarding future performance, earnings projections, earnings guidance, management’s expectations about its future cash needs, dilution from the disposition or future allocation of capital and effective tax rate, and other future events or developments are forward-looking statements.

Forward-looking statements are those that use terms such as “may,” “will,” “expect,” “believe,” “intend,” “should,” “could,” “anticipate,” “estimate,” “forecast,” “project,” “plan,” “predict,” “potential,” and similar expressions. Forward-looking statements contained in this and other written and oral reports are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors.

The Company’s forward-looking statements are subject to risks and uncertainties and are not guarantees of future performance, and actual results, developments and business decisions may differ materially from those envisaged by the Company’s forward-looking statements. Such risks and uncertainties include, but are not limited to, those discussed in Part I–Item 1A.–Risk Factors in the 2012 Form 10-K, and other reports the Company files with the Securities and Exchange Commission, including: the impact of legislative, regulatory and political developments globally; the impact of the uncertain global economic environment; the extent to which adverse economic conditions may affect the Company’s sales volume and results; demand for the Company’s products and business relationships with key customers and suppliers, which may be impacted by their cash flow and payment practices; delays or cancellations in shipments; the Company’s ability to develop and commercialize new technologies or obtain regulatory approval or market acceptance of new technologies; the Company’s ability to enforce patents and protect proprietary products and manufacturing techniques; increase in costs of manufacturing and operating costs; the Company’s ability to achieve and sustain the savings anticipated from its structural cost improvement initiatives; volatility in foreign currency exchange rates, interest rates and energy costs and other macroeconomic challenges currently affecting the Company; the Company’s ability to meet its regulatory obligations; costs and outcome of pending or future claims or litigation; the Company’s ability to comply with environmental, health and safety laws and regulations; changes in product mix, market mix and product pricing, particularly relating to the expansion of the systems business; the effect of a serious disruption in the Company’s information systems; fluctuations in the Company’s effective tax rate; the Company’s ability to successfully complete or integrate any acquisitions; competition, including the impact of pricing and other actions by the Company’s competitors; the effect of litigation and regulatory inquiries associated with the restatement of the Company’s prior period financial statements; the Company’s ability to attract and retain management talent or the loss of members of its senior management team; the effect of the restrictive covenants in the Company’s debt facilities; and the effect of product defects and recalls. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company makes these statements as of the date of this disclosure and undertakes no obligation to update them, whether as a result of new information, future developments or otherwise.

Management uses certain non-GAAP measurements to assess the Company’s current and future financial performance. The non-GAAP measurements do not replace the presentation of the Company’s GAAP financial results. These measurements provide supplemental information to assist management in analyzing the Company’s financial position and results of operations. The Company has chosen to provide this information to facilitate meaningful comparisons of past, present and future operating results and as a means to emphasize the results of ongoing operations.

Notes to Release:

(1)
As discussed in our news release dated August 1, 2012, the Company completed the sale of certain assets of its Blood product line. Accordingly, discussion of results from continuing operations excludes the Blood product line. Tables appended to this release are presented on a continuing operations basis (with reconciliation to include the discontinued Blood product line). Further, Life Sciences and Industrial segment profit for fiscal year 2012 have been restated to reflect a change in the allocation of certain shared expenses on a continuing operations basis.

(2)
Pro forma diluted EPS are defined as Reported diluted EPS on a continuing operations basis adjusted for “Discrete Items.” Discrete items are defined as ROTC and other items that are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. A reconciliation of Reported to Pro forma amounts can be found in the Reconciliation of Pro forma Earnings table accompanying this release.

(3)	Reflects assets held for sale related to the Blood product line.

(4)	Cash flows are inclusive of discontinued operations.

# # #

PALL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Amounts in Thousands)

	JAN. 31, 2013	JUL. 31, 2012

Assets:

Cash and cash equivalents	$870,232	$500,274
Accounts receivable	580,031	655,436
Inventories	404,651	364,766
Other current assets	185,242	195,464
Assets held for sale	—	136,517	(3)
Total current assets	2,040,156	1,852,457

Property, plant and equipment	764,182	750,993
Other assets	648,755	744,442
Total assets	$3,453,093	$3,347,892

Liabilities and Stockholders' Equity:

Short-term debt	$235,421	$205,393
Accounts payable, income taxes and other current liabilities	568,057	646,735
Total current liabilities	803,478	852,128

Long-term debt, net of current portion	474,492	490,706
Deferred taxes and other non-current liabilities	471,550	495,023
Total liabilities	1,749,520	1,837,857

Stockholders' equity	1,703,573	1,510,035
Total liabilities and stockholders' equity	$3,453,093	$3,347,892

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2013	JAN. 31, 2012	JAN. 31, 2013	JAN. 31, 2012

Net sales	$662,455	$640,047	$1,290,055	$1,291,309
Cost of sales	320,492	301,882	621,009	617,792
Gross profit	341,963	338,165	669,046	673,517
% of sales	51.6%	52.8%	51.9%	52.2%
Selling, general and administrative expenses	206,009	209,576	401,974	417,756
% of sales	31.1%	32.7%	31.2%	32.4%
Research and development	23,399	20,050	45,974	39,571
Operating profit	112,555	108,539	221,098	216,190
% of sales	17.0%	17.0%	17.1%	16.7%
Restructuring and other charges ("ROTC") (a)	4,399	5,156	8,673	28,140
Interest expense, net (c)	6,017	5,386	5,449	11,331
Earnings from continuing operations before income taxes	102,139	97,997	206,976	176,719
Provision for income taxes (b)	21,820	23,351	37,492	42,421
Net earnings from continuing operations	$80,319	$74,646	$169,484	$134,298
Earnings/(loss) from discontinued operations, net of income taxes	(3,549)	10,083	246,758	19,886
Net Earnings	$76,770	$84,729	$416,242	$154,184

Average shares outstanding:
Basic	112,420	116,196	113,398	115,997
Diluted	113,809	117,914	114,784	117,555

Earnings/(loss) per share:
From continuing operations:
Basic	$0.71	$0.64	$1.49	$1.16
Diluted	$0.70	$0.63	$1.48	$1.14

From discontinued operations:
Basic	$(0.03)	$0.09	$2.18	$0.17
Diluted	$(0.03)	$0.09	$2.15	$0.17

Total
Basic	$0.68	$0.73	$3.67	$1.33
Diluted	$0.67	$0.72	$3.63	$1.31

Pro forma diluted earnings per share:
From continuing operations	$0.73	$0.67	$1.41	$1.33

PALL CORPORATION
RECONCILIATION OF PRO FORMA EARNINGS
(Unaudited)
(Amounts in Thousands, Except Per Share Data)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2013	JAN. 31, 2012	JAN. 31, 2013	JAN. 31, 2012
Pro forma earnings reconciliation from Continuing Operations
Net earnings from continuing operations as reported	$80,319	$74,646	$169,484	$134,298
Discrete items:
ROTC, after pro forma tax effect (a)	3,122	3,965	6,962	21,721
Tax adjustments (b)	—	—	(10,193)	—
Interest adjustments, after pro forma tax effect (c)	—	—	(4,268)	—
Total discrete items	3,122	3,965	(7,499)	21,721
Pro forma earnings from continuing operations	$83,441	$78,611	161,985	156,019

	SECOND QUARTER ENDED		SIX MONTHS ENDED		FISCAL YEAR 2013 (ESTIMATE AT MIDPOINT)
	JAN. 31, 2013	JAN. 31, 2012	JAN. 31, 2013	JAN. 31, 2012
Diluted earnings per share from continuing operations as reported	$0.70	$0.63	$1.48	$1.14	$3.12
Discrete items:
ROTC, after pro forma tax effect (a)	0.03	0.04	0.06	0.19	0.06
Tax adjustments (b)	—	—	(0.09)	—	(0.09)
Interest adjustments, after pro forma tax effect (c)	—	—	(0.04)	—	(0.04)
Total discrete items	0.03	0.04	(0.07)	0.19	(0.07)
Pro forma diluted earnings per share from continuing operations	$0.73	$0.67	$1.41	$1.33	$3.05

Pro forma earnings measures exclude the items described below as they are deemed to be non-recurring in nature and/or not considered by management to be indicative of underlying operating performance. The pro forma tax effects disclosed were calculated using applicable entity-specific U.S. federal and/or foreign tax rates.

(a) ROTC in the quarter and six months ended January 31, 2013 of $4,399 ($3,122 after pro forma tax effect of $1,277) and $8,673 ($6,962 after pro forma tax effect of $1,711), respectively primarily includes severance costs related to the Company's structural cost improvement initiatives.
ROTC in the quarter and six months ended January 31, 2012 of $5,156 ($3,965 after pro forma tax effect of $1,191) and $28,140 ($21,721 after pro forma tax effect of $6,419), respectively, includes expenses related to the Company's cost reduction initiatives, primarily in the Industrial segment and certain employment contract obligations. ROTC in the six months was partly offset by a gain on the sale of an investment.

(b) Provision for income taxes in the six months ended January 31, 2013 includes a net benefit of $10,193 related to the resolution of a U.S. tax audit partially offset by the tax cost of repatriation of foreign earnings.

(c) Interest expense, net, in the six months ended January 31, 2013 includes the reversal of accrued interest of $6,704 ($4,268 after pro forma tax effect of $2,436) related to the resolution of a U.S. tax audit as described in (b) above.

PALL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in Thousands)

	SIX MONTHS ENDED
	JAN. 31, 2013	(4)	JAN. 31, 2012	(4)

Net cash provided by operating activities	$89,382		$203,983

Investing activities:

Acquisitions of businesses	—		(25,669)
Capital expenditures	(42,403)		(94,285)
Proceeds from sale of assets	542,088		19,856
Other	1,062		(9,620)
Net cash provided/(used) by investing activities	500,747		(109,718)

Financing activities:

Dividends paid	(52,634)		(40,274)
Borrowings/(repayments) of notes payable and long-term borrowings	29,800		(75,169)
Purchase of treasury stock	(250,000)		—
Other	33,049		18,719
Net cash used by financing activities	(239,785)		(96,724)

Cash flow for period	350,344		(2,459)
Cash and cash equivalents at beginning of year	500,274		557,766
Effect of exchange rate changes on cash	19,614		(27,403)
Cash and cash equivalents at end of period	$870,232		$527,904

Free cash flow:
Net cash provided by operating activities	$89,382		$203,983
Less capital expenditures	42,403		94,285
Free cash flow	$46,979		$109,698

PALL CORPORATION
SUMMARY SEGMENT PROFIT BY SEGMENT FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

	SECOND QUARTER ENDED		SIX MONTHS ENDED
	JAN. 31, 2013	JAN. 31, 2012	JAN. 31, 2013	JAN. 31, 2012

Life Sciences
Sales	$329,182	$299,231	$629,133	$600,985
Cost of sales	137,046	121,548	261,043	245,089
Gross profit	192,136	177,683	368,090	355,896
% of sales	58.4%	59.4%	58.5%	59.2%

Selling, general and administrative expenses	94,414	87,341	185,319	174,407
% of sales	28.7%	29.2%	29.5%	29.0%
Research and development	15,245	12,254	30,452	23,684
Segment profit	$82,477	$78,088	$152,319	$157,805
% of sales	25.1%	26.1%	24.2%	26.3%

Industrial
Sales	$333,273	$340,816	$660,922	$690,324
Cost of sales	183,446	180,334	359,966	372,703
Gross profit	149,827	160,482	300,956	317,621
% of sales	45.0%	47.1%	45.5%	46.0%

Selling, general and administrative expenses	93,569	104,557	184,564	209,970
% of sales	28.1%	30.7%	27.9%	30.4%
Research and development	8,154	7,796	15,522	15,887
Segment profit	$48,104	$48,129	$100,870	$91,764
% of sales	14.4%	14.1%	15.3%	13.3%

Consolidated:
Segment profit	$130,581	$126,217	$253,189	$249,569
Corporate services group	18,026	17,678	32,091	33,379
Operating profit	112,555	108,539	221,098	216,190
% of sales	17.0%	17.0%	17.1%	16.7%
ROTC	4,399	5,156	8,673	28,140
Interest expense, net	6,017	5,386	5,449	11,331
Earnings from continuing operations before income taxes	$102,139	$97,997	$206,976	$176,719

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SECOND QUARTER ENDED	JAN. 31, 2013	JAN. 31, 2012	% CHANGE	IMPACT	CURRENCY

Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$218,775	$201,647	8.5	$(934)	9.0
Food & Beverage	56,948	53,366	6.7	(495)	7.6
Medical	53,459	44,218	20.9	(211)	21.4
Total Life Sciences	$329,182	$299,231	10.0	$(1,640)	10.6

By Region:
Americas	$104,018	$84,014	23.8	$(789)	24.8
Europe	159,360	152,027	4.8	603	4.4
Asia	65,804	63,190	4.1	(1,454)	6.4
Total Life Sciences	$329,182	$299,231	10.0	$(1,640)	10.6

Industrial
By Market:
Process Technologies	$200,435	$211,654	(5.3)	$(523)	(5.1)
Aerospace	64,287	54,959	17.0	245	16.5
Microelectronics	68,551	74,203	(7.6)	(807)	(6.5)
Total Industrial	$333,273	$340,816	(2.2)	$(1,085)	(1.9)

By Region:
Americas	$105,636	$104,726	0.9	$(732)	1.6
Europe	105,502	106,374	(0.8)	928	(1.7)
Asia	122,135	129,716	(5.8)	(1,281)	(4.9)
Total Industrial	$333,273	$340,816	(2.2)	$(1,085)	(1.9)

PALL CORPORATION
SUPPLEMENTAL SEGMENT SALES INFORMATION BY MARKET AND REGION
FROM CONTINUING OPERATIONS
(Unaudited)
(Dollar Amounts in Thousands)

				EXCHANGE	% CHANGE
				RATE	IN LOCAL
SIX MONTHS ENDED	JAN. 31, 2013	JAN. 31, 2012	% CHANGE	IMPACT	CURRENCY

Life Sciences			|-------------- Increase/(Decrease) -------------|
By Market:
BioPharmaceuticals	$421,352	$397,659	6.0	$(9,850)	8.4
Food & Beverage	106,534	109,385	(2.6)	(3,097)	0.2
Medical	101,247	93,941	7.8	(2,082)	10.0
Total Life Sciences	$629,133	$600,985	4.7	$(15,029)	7.2

By Region:
Americas	$201,816	$174,738	15.5	$(1,525)	16.4
Europe	303,025	305,905	(0.9)	(10,856)	2.6
Asia	124,292	120,342	3.3	(2,648)	5.5
Total Life Sciences	$629,133	$600,985	4.7	$(15,029)	7.2

Industrial
By Market:
Process Technologies	$398,969	$425,939	(6.3)	$(7,597)	(4.5)
Aerospace	122,722	111,592	10.0	(806)	10.7
Microelectronics	139,231	152,793	(8.9)	(2,168)	(7.5)
Total Industrial	$660,922	$690,324	(4.3)	$(10,571)	(2.7)

By Region:
Americas	$210,309	$213,791	(1.6)	$(1,469)	(0.9)
Europe	204,179	205,487	(0.6)	(6,802)	2.7
Asia	246,434	271,046	(9.1)	(2,300)	(8.2)
Total Industrial	$660,922	$690,324	(4.3)	$(10,571)	(2.7)

Contact:
Pall Corporation
Brent Jones
Vice President of Finance & Treasurer
Telephone: 516-801-9848
Email: investor_relations@pall.com